Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2014, relating to the consolidated financial statements and the financial statement schedule of SPY Inc. and Subsidiaries, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
December 30, 2014